Exhibit 10.2

Teradyne, Inc.

Deferral Plan for Non-Employee Directors

(Restated Effective January 1, 2005)

WHEREAS, Teradyne, Inc. (the “Company”) has established the Teradyne, Inc. Deferral Plan for Non-Employee Directors, effective January 1, 2001, and amended as of March 1, 2003, (the “Prior Plan”) which provides each Non-Employee Director of the Company with an election to defer receipt of his or her Compensation from the Company; and

WHEREAS, the Company wishes to amend and restate such Prior Plan to comply with Section 409A with respect to Compensation deferred after December 31, 2004 and expand the elections permitted under the Prior Plan.

NOW, THEREFORE, the Company hereby amends and restates the Prior Plan to read in its entirety as set forth below, as so amended and restated (the “Plan”). The Plan has been operated in compliance with Section 409A since January 1, 2005 with respect to amounts subject to Section 409A. This amendment and restatement is intended to memorialize any changes in operation of the Plan as of that date as required by Section 409A. All other changes are effective as otherwise provided herein.

1.	Eligibility.

Each person who is a Non-Employee Director on December 1, 2004 is eligible to participate in the Plan for the Plan Year beginning January 1, 2005. All other persons who are Non-Employee Directors on December 1 of any calendar year beginning in or after December 1, 2005 are eligible to participate in the Plan Year beginning the immediately following January 1. A Non-Employee Director who is eligible to participate may become a Participant by making a deferral election with respect to Compensation payable in the following Plan Year under Section 2. Eligibility to participate in the Plan for any Non-Employee Director automatically ends upon the termination of the individual’s status as a member of the Board of Directors. If the Non-Employee Director becomes an Employee then any deferral election for Compensation payable in the Plan Year in which such employment commences shall remain in effect for the balance of the Plan Year but no further deferral elections may be made under the Plan.

2.	Participation.

A. Each Non-Employee Director who makes an election to defer the receipt of Compensation for any Plan Year must complete a Deferral Election Form, no later than the December 1 prior to the first day of the Plan Year with respect to which it is intended to be effective and deliver such completed form to the Company’s HR director or other designated Company Employee. A Deferral Election Form may be modified or withdrawn by the Participant prior to December 1 preceding the Plan Year to which it relates. The last completed form delivered to the HR director prior to or on December 1 and not withdrawn as of that date, shall be considered the Deferral Election Form for the upcoming Plan Year and shall be irrevocable after such December 1.

B. Each Non-Employee Director who does not timely complete and deliver a Deferral Election Form for any Plan Year shall not defer receipt of any Compensation for such Plan Year and shall receive any and all Compensation to which he or she is entitled during such Plan Year in accordance with the Company’s customary practices.

3.	Elections.

The Deferral Election Form for each Plan Year Deferral shall include the following elections:

A. An election to defer all the cash Compensation or, effective for Plan Years beginning January 1, 2007, all the Shares or both that are otherwise payable to the Non-Employee Director in the next Plan Year.

B. An election of the manner in which the cash portion of the Plan Year Deferral shall be allocated under the terms of Section 4(B)(1), as amended from time to time.

C. An election as to whether the Plan Year Deferral is payable, on distribution, in a lump sum or, effective for Plan Years beginning on or after January 1, 2007, such number of annual installments (up to a maximum of 15) as the Non-Employee Director elects.

4.	Accounting.

A. The Company or its designee shall establish an account for each Participant for recordkeeping purposes only, including sufficient subaccounts to reflect all of Participant’s elections in Section 3 for all such Participant’s Plan Year Deferrals. The account and subaccounts are intended only for the purposes of determining the amounts to be distributed to the Participant under the Plan. Grandfathered Accounts shall be subject only to the terms of the Plan which were in effect under the Prior Plan, unless the Board elects at any time, to make them subject to the terms of the amended and restated Plan by a resolution to that effect.

B. The account and subaccount shall be adjusted as follows:

1. Cash deferred by any Participant will be allocated, in accordance with the Participant’s election, to either (a) a notional account, or (b) a Deferred Stock Unit account (“DSU Account”).

a. Notional Account. Any amount which the Participant has allocated to a notional account, shall be credited with earnings, quarterly, at the rate in effect at the beginning of each Plan Year on 10 year Treasury Notes.

b. DSU Account. Any amount which the Participant has allocated to the DSU Account will be converted into a number of Deferred Stock Units on the date the cash amounts deferred would have been paid to the Participant. The number of Deferred Stock Units credited to the Participant’s DSU Account with respect to each cash deferral shall be determined by dividing the cash amount deferred by the Fair Market Value of the Common Stock on such date. If any cash dividends are subsequently declared with respect to the Common Stock then the cash that would have been paid to the Participant as dividends if he or she had owned the number of whole shares of Common Stock represented by the Deferred Stock Units shall, on the date such dividend is paid, be credited to the notional account of the Participant with respect to the Plan Year Deferral to which such Deferred Stock Units relate and shall thereafter be credited with earnings as provided in Section 4(B)(1)(a).

2. Any Shares deferred by the Participant shall be separately accounted for under this Section 4(B)(2), in a subaccount of the DSU Account. The number of Shares deferred shall also be converted into Deferred Stock Units, crediting the Participant with one Deferred Stock Unit for each Share deferred. Any Shares which are not vested at the time they are credited to the DSU Account shall be continue to vest in accordance with the terms of the applicable agreement evidencing the award of such Shares. Any cash dividends payable with respect to the deferred Shares shall be treated as specified in Section 4(B)(1)(b) and shall vest in accordance with the terms applicable to the Shares.

5.	Voting and Dividend Rights in Deferred Stock Units.

No Participant shall be entitled to any voting rights or to receive (except as provided in Section 4(B)) any dividends with respect to any amounts or Shares treated as converted into Deferred Stock Units.

6.	Distributions.

A. Generally. Distributions of each Plan Year Deferral shall be made as a lump sum, or in installments, in accordance with the terms of the Deferral Election Form the Participant has completed with respect to the Plan Year Deferral. A Participant shall become entitled to distributions following his or her separation from service as defined in Section 409A. Such distributions shall be made or commence within 90 days after the date of the Participant’s separation from service, subject to the provisions of Section 6(F). If distributions are to be made in installments then each annual installment shall be made within 30 days before or after the anniversary of the first installment distribution, except that if the first installment is delayed in accordance with Section 6(F), then each successive annual installment will be made within 90 days day following the anniversary of the Participant’s separation from service.

B. Lump Sum. Any distributions of a Plan Year Deferral to be made in a lump sum shall consist of (i) cash, which is an amount equal to the aggregate balance in the Participant’s notional account with respect to such Plan Year Deferral on the distribution date, and (ii) that number of shares of Common Stock equal to the aggregate number of vested Deferred Stock Units with respect to such Plan Year Deferral in the Participant’s DSU Account on the distribution date. Any unvested Deferred Stock Units shall be forfeited upon the Participant’s termination of service as a member of the Board of Directors. The cash and the shares of Common Stock may be distributed separately and at different times within the 90 day payment period.

C. Installments. Each installment distribution of any Plan Year Deferral shall consist of (i) such amount of cash as is determined by dividing the aggregate balance in the Participant’s notional account with respect to such Plan Year Deferral on the date of such installment distribution by the total number of remaining installment distributions elected by the Participant in his or her Deferral Election Form with respect to such Plan Year Deferral and (ii) that number of shares of Common Stock equal to the aggregate number of vested Deferred Stock Units in the Participant’s DSU Account with respect to such Plan Year Deferral on the date of such installment distribution divided by the total number of remaining installment distributions elected by the Participant in his or her Deferral Election Form with respect to such Plan Year Deferral; provided that the number of shares of Common Stock distributed may be rounded up or down to the nearest one share for ease of administration.

D. Form of Distribution. Amounts allocated to the notional account shall be distributed in cash and amounts allocated to DSU Account shall be distributed in shares of Common Stock. Shares of Common Stock distributed under the Plan shall be issued from either the 2006 Equity and Cash Compensation Incentive Plan of the Company (the “2006 Compensation Plan”) with respect to any Shares deferred subsequent to the adoption of the 2006 Compensation Plan by the Company’s shareholders, or the Company’s 1997 Employee Stock Option Plan with respect to any Shares deferred prior to the adoption of the 2006 Compensation Plan by the Company’s shareholders. Distribution shall be made to the Participant, or if the Participant has died to the Participant’s Beneficiary. The Company may distribute the value of any fractional Deferred Stock Unit in cash, based on the Fair Market Value on the date any shares of Common Stock are distributed.

E. Death. If the Participant dies prior to the total distribution of his or her account then the vested balance that is undistributed at the time of the Participant’s death, notwithstanding any prior election by the Participant for installment distributions, shall be distributed to the Participant’s Beneficiary, in a lump sum, within 90 days following the Participant’s death.

F. Specified Employee. If at the time of separation from service the Participant is considered a specified employee as defined in Section 409A then, notwithstanding the foregoing, the distribution of his or her account shall not be made, or commence, until six months and one day after such separation from service, but installments shall thereafter be distributed as if the initial installment had been made on the date of separation.

G. Special 2008 Election. Notwithstanding the foregoing terms of the Plan, in accordance with the transition provisions of IRS Notice 2007-86, the Participants who have previously made a proper election to defer Compensation for 2005, 2006, 2007 and 2008 may designate, in such manner as the HR director determines, prior to December 31, 2008, whether such Plan Year Deferrals shall be distributed in a lump sum or in installments, and if in installments, the number of such installments.

7.	Amendments and Termination.

The Board of Directors may amend or terminate the Plan at any time, which may include, without limitation, action to prohibit any future deferral under the Plan; provided that no such action shall decrease the value of the Participant’s account with respect to Deferral Elections made prior to such termination or amendment and such amendment or termination shall be consistent with Section 409A.

8.	Definitions.

As used in the Plan, the following terms shall have the following meanings:

A. “Beneficiary” means the person designated or determined under Section 10(C).

B. “Board of Directors” means the Board of Directors of the Company.

C. “Committee” means the Compensation Committee, or any successor to such Compensation Committee, or any other Committee of the Board of Directors authorized by the Board of Directors to administer the Plan.

D. “Common Stock” means the common stock, $0.125 par value per share, of the Company.

E. “Compensation” means any meetings fees, retainer or other amounts (except for reimbursed expenses), whether in cash or, effective January 1, 2007, in Shares, payable to the Non-Employee Director for services as such Non-Employee Director.

F. “Deferral Election Form” means the document or other communication by which the HR Director has Non-Employee Directors elect to defer receipt of Compensation under the Plan.

G. “Deferred Stock Units”, which are expressed as a number in the DSU account of a Participant refer to the number of shares of Common Stock that a Participant will become entitled to receive upon distribution of his or her Plan Year Deferrals in accordance with Section 6.

H. “Employee” means a common law employee of Teradyne, Inc. or any of its subsidiaries.

I. “Fair Market Value” of the Common Stock means, prior to June 1, 2006, the opening price for the date it is being determined, as officially quoted by the New York Stock Exchange. Effective June 1, 2006, Fair Market Value shall have the meaning set forth in the 2006 Compensation Plan.

J. “Grandfathered Accounts” mean those accounts for Participants which were established with respect to deferrals prior to December 31, 2004 which had not been distributed on such date.

K. “Non-Employee Director” means any person who is (i) a member of the Board of Directors but who is not an Employee of the Company, and (ii) is eligible to receive awards under the 2006 Compensation Plan (or, prior to its approval by the Company’s shareholders, was eligible to receive awards under the Company’s 1997 Employee Stock Option Plan).

L. “Participant” means a Non-Employee Director who is eligible to defer receipt of Compensation under Section 1 and who has delivered a completed Deferral Election Form in accordance with Section 2.

M. “Plan Year” means the calendar year. The first plan year of the Plan, as amended and restated, begins January 1, 2005.

N. “Plan Year Deferral” means cash or Shares deferred for any Plan Year in accordance with a Non-Employee Director’s Deferral Election Form.

O. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder from time to time.

P. “Shares” means either Restricted Stock or Restricted Stock Units granted under the 2006 Compensation Plan of the Company.

9.	Dilutions and Other Adjustments.

In the event of any change in the outstanding shares of the Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Board of Directors or the Committee shall determine, in their sole discretion, that such change equitably requires an adjustment in the number or kind of shares then held in a Participant’s DSU account, then such adjustments shall be made and such determination shall be conclusive and binding for all purposes.

10.	Miscellaneous Provisions.

A. The Plan shall be administered by the Committee, which shall have the exclusive right and full discretion to interpret the Plan and make all determinations necessary or advisable for its administration, including, without limitation, the authority to remedy ambiguities inconsistencies or omissions. All determinations by the Committee shall be final and binding on all persons.

B. The Plan shall be an unfunded plan and a Participant’s rights and interest under the Plan may not be anticipated, mortgaged, assigned or otherwise encumbered, transferred, or conveyed in advance of actual receipt and any attempt so to do shall be null and void. No part of the amounts payable shall, prior to actual payment be subject to seizure, attachment, garnishment or sequestration for the payment of any debts or judgments of any kind. Any amounts deferred under the Plan shall remain the assets of the Company until paid in accordance with the provisions of the Plan, and in the event of the Company’s insolvency, will be subject to the claims of the Company’s general creditors. In the event of the Company’s insolvency, a Participant shall be a general creditor of the Company with respect to his or her claim for benefits hereunder.

C. Each Participant shall have the right to designate, from time to time, a beneficiary, primary as well as contingent, to receive benefits payable in accordance with the terms of the Plan. If the HR director has not received a completed beneficiary designation form during the Participant’s life then the Participant’s beneficiary under the Plan shall be his or her spouse, if any, and if none, his or her estate. The delivery of a completed beneficiary designation form to the HR Director shall replace any prior form.

D. The Company may establish one or more trusts pursuant to one or more trust agreements between the Company and a trustee named in such agreement, and as amended from time to time, on such terms as the Company shall determine (the “Trust”). The Company may transfer assets to said Trust, as it determines in its sole discretion, for purposes of providing for the payment of its liabilities under the Plan. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, the Participants and any creditors of the Company to the assets of the Trust. To the extent any distributions are made from said Trust to any Participant for purposes of satisfying any obligation the Company may have under the Plan that distribution shall reduce the Company’s obligation hereunder.

E. The Plan is intended to comply with Section 409A with respect to those accounts which are subject to its terms and to such extent shall be administered in accordance with its terms and that intention; provided that the Company shall have no obligation to any Participant or his or her beneficiary if there is any failure to comply with Section 409A or with respect to any liability incurred by such Participant or any other person as a result of such failure.

F. The Plan is established and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

G. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns, or any Participant and his or her beneficiaries.

H. Distributions hereunder shall be subject to any applicable tax withholding and the Company shall have the discretion to withhold cash for such purpose to the extent available to satisfy any withholding obligation with respect to any cash or Common Stock distributed under the Plan.

I. If any distribution is to be made to any person who is a minor or is declared incompetent or to a person the Board of Directors determines in good faith to be incapable of handling the disposition of such person’s property (which the Board of Directors shall have no obligation to determine), the Board of Directors may direct payment to the guardian, legal representative or person having the care and custody of such person and such payment shall discharge the Company’s obligations hereunder to the extent of such payment.

Approved by the Teradyne, Inc. Board of Directors May 24, 2006.

Amended by the Teradyne, Inc. Board of Directors on November 4, 2008.